Exhibit 5.1

11 March 2025

Board of Directors

Mural Oncology Public Limited Company

10 Earlsfort Terrace

Dublin 2

D02 T380

Ireland

Re: Mural Oncology Public Limited Company

Dear Sirs,

1. Basis of Opinion

1.1 We are acting as Irish counsel to Mural Oncology Public Limited Company, a public company limited by shares, incorporated under the laws of Ireland, company number 605282, with its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (the “Company”) in connection with (1) the registration statement (the “Registration Statement”) on Form S-3 filed with the United States Securities and Exchange Commission (the “SEC”) on 13 November 2024 (File No. 333-283198) under the Securities Act of 1933, as amended (the “Securities Act”) and the base prospectus contained in the Registration Statement (the “Base Prospectus”) which registers ordinary shares, nominal value US$0.01 per share (the “Ordinary Shares”), and other securities of the Company, with an aggregate offering price of up to $300,000,000 and (2) the filing of a prospectus supplement, dated March 11, 2025 (the “ATM Prospectus” and together with the Base Prospectus and the Registration Statement, the “Prospectus Documents”) relating to the issuance and sale from time to time by the Company of Ordinary Shares with an aggregate offering price of up to $75,000,000 (the “Shares”) that may be issued and sold from time to time pursuant to the terms of an Open Market Sale AgreementSM entered into by and between the Company and Jefferies LLC on 11 March 2025 (the “Sales Agreement”). The issue and sale of the Shares pursuant to the Sales Agreement and the Prospectus Documents is referred to herein as the “Transaction”.

1.2 This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as it affects any jurisdiction (other than Ireland insofar as opined on herein). We have assumed without investigation that, insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents (as defined below) or the transactions contemplated thereby.

1.3 This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.4 We have examined:

(a) the documents listed in the schedule (the “Schedule”) to this Opinion (the “Transaction Documents”); and

(b) the searches listed at paragraph 1.6 below (the “Searches”).

1.5 In giving this Opinion, we have examined and relied on copies of the Transaction Documents sent to us by e-mail in pdf or other electronic format.

1.6 For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 11 March 2025:

(a) on the file of the Company maintained by the Registrar of Companies in the Irish Companies Registration Office for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner, receiver or liquidator;

(b) in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c) in the Central Office of the High Court for any petitions filed in respect of the Company in the five years immediately preceding the date of the search; and

(d) in the Central Office of the High Court for any proceedings filed by or against the Company in the five years immediately preceding the date of the search.

2. Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1 the Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.

2.2 the Company does not have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Ireland.

2.3 the Shares, when issued and allotted in accordance with the Sales Agreement and all necessary corporate action of the Company, shall be validly issued, fully paid up and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issuance of such Shares).

3. Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Shares

3.1 that, when filed with the SEC, the ATM Prospectus will not differ in any material respect from the final draft that we have examined and that before any Shares are offered, issued and sold, the Prospectus Documents and any amendments to the Prospectus Documents (including post-effective amendments) will have become effective under the Securities Act;

3.2 that the filing of the Prospectus Documents with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

3.3 that the Sales Agreement has been duly executed and delivered by all parties thereto other than the Company;

3.4 that any Shares issued under the Prospectus Documents will be in consideration of the receipt by the Company prior to the issuance of such Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issuance;

3.5 that, at the time of any issuance of any Shares, the Company will have sufficient authorised but unissued share capital to issue the required number of Shares, and the Company will not have prior to, or by virtue of, such issuance, exceeded or exceed the maximum number of Shares permitted to be issued pursuant to the constitution of the Company (the “Constitution”) and the Companies Act 2014, as amended (the “Companies Act”);

3.6 that the Shares will, when issued, be allotted and issued in the manner contemplated by the Prospectus Documents, the Sales Agreement, and any Issuance Notice (as defined in the Sales Agreement, and issued thereunder);

3.7 that, at the time of Issuance of any Shares, the Company validly exists under the laws of Ireland and has the necessary corporate power and authority to issue such Shares;

3.8 that any issuance of Shares will be in compliance with the Companies Act, the Irish Takeover Panel Act 1997, Takeover Rules 2022, and all applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

3.9 that all Shares issued and sold under the Transaction Documents will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable U.S. federal and state securities law, and in accordance with the Transaction Documents;

3.10 that at the time of the allotment and issuance of the Shares, such allotment and issuance shall not be in contravention or breach of:

(a) the Constitution;

(b) any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

(c) any law, rule or regulation to which the Company or its properties is subject excluding the laws of Ireland;

(d) any judicial or regulatory order or decree of any governmental authority;

(e) any consent, approval, license, authorisation or validation of, or filing, recording or registration with, any governmental authority;

3.11 that, at the time of the allotment and issuance of the Shares, the authority of the Company and the directors of the Company to allot and issue the Shares, as provided for in the Companies Act and the Constitution, is in full force and effect and that the statutory pre-emption rights have been disapplied in respect of any allotment and issuance of the Shares;

3.12 that the Company will continue to renew its authority to allot and issue the Shares in accordance with the terms and conditions set out in the Constitution and Companies Act and that, where such authority has not been renewed, the Company will not allot or issue the Shares after such authority has expired;

3.13 that from the date of the board resolutions set out in Schedule, no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions;

3.14 that any power of attorney granted by the Company in respect of the issuance and allotment of the Shares shall have been duly granted, approved and executed in accordance with the Constitution, the Companies Act, the Powers of Attorney Act 1996 of Ireland and all other applicable laws, rules and regulations;

3.15 that where Shares are issued without the requirement for the payment of cash consideration by or on behalf of the relevant subsidiary, then such Shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by section 1027(1) of the Companies Act (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by sections 82(6) and 1043(1) of the Companies Act) or issued in accordance with section 1028(2) of the Companies Act;

3.16 that the Registration Statement and/or the Prospectus Documents do not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act and to the extent that any offer of Shares is being made to investors in any member state of the European Union (“Member State”), the obligation to propose and publish a prospectus pursuant to Irish prospectus law, or in particular pursuant to the European Union (Prospectus) Regulations 2019 (as amended), does not arise;

Authenticity and Bona Fides

3.17 the truth, completeness, accuracy and authenticity of all Transaction Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Transaction Documents have been submitted to us that the originals of such Transaction Documents are identical to the last draft of the complete Transaction Documents submitted to us;

3.18 that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.19 that there is, at the relevant time of the allotment and issuance of the Shares, no matter affecting the authority of the directors to allot and issue the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.20 that each director of the Company has disclosed any interest which he or she may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution;

3.21 the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes;

3.22 that the Constitution adopted by resolution of the sole member on 26 October 2023, effective on 15 November 2023, is the current constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Constitution;

Solvency and Insolvency

3.23 that (i) the parties to the Transaction Documents were solvent and able to pay their debts within the meaning of section 570 of the Companies Act or any analogous provisions under any applicable laws immediately after the execution and delivery of the Transaction Documents; (ii) the parties to the Transaction Documents will not as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of section 570 of the Companies Act or any analogous provisions under any applicable laws; (iii) no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to any of the assets or undertakings of the parties to the Transaction Documents; and (iv) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any similar or analogous procedure in any jurisdiction has been presented in relation to the parties to the Transaction Documents;

Accuracy of Searches and Warranties

3.24 the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.6 above and that such information has not since the time of such search or enquiry been altered. It should be noted that:

(a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b) searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.25 the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Transaction Documents;

Commercial Benefit

3.26 that the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit;

Financial Assistance and Connected Transactions

3.27 that the Company is not, by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Company which would be prohibited by section 82 of the Companies Act; and

3.28 that none of the transactions contemplated by the Transaction Documents is prohibited by virtue of section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

4. Qualifications

The opinions set out in this Opinion are subject to the following reservations:

General Matters

4.1 A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.2 No opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Transaction Documents.

4.3 No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this Opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.4 No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

4.5 We express no opinion as to whether the Transaction Documents breach any other agreement or instrument.

Sanctions

4.6 If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Execution of Transaction Documents

4.7 We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

5. Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto.

6. No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

The Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

Yours faithfully

/s/ ARTHUR COX LLP

ARTHUR COX LLP

SCHEDULE 1

The Transaction Documents

1.	A copy of the Registration Statement.

2.	A copy of the Base Prospectus.

3.	A copy of the ATM Prospectus.

4.	A copy of the Sales Agreement.

5.	The results of the Searches.

6.	A copy of the Certificate of Incorporation of the Company dated 31 May 2017.

7.	A copy of the Certificate of Incorporation on Change of Name of the Company dated 3 April 2023.

8.	A copy of the Certificate of Incorporation on re-registration as a public limited company dated 21 August 2023.

9.	A copy of the Constitution of the Company in the form adopted by resolution of the sole member of the Company on 26 October 2023, effective on 15 November 2023.

10.	A copy of the corporate certificate of the secretary of the Company dated 11 March 2025 (the “Corporate Certificate”).

11.	A copy of the written resolutions of the board of directors of the Company dated 13 November 2024 approving the filing of the Registration Statement and related matters.

12.

A copy of the written resolutions of the board of directors of the Company dated 10 March 2025 approving, among other things, the entry into the Sales Agreement and the preparation and filing of the ATM Prospectus by the Company.

13.	A copy of the letter of status from the Irish Companies Registration Office dated 10 March 2025.